Exhibit 10.14

CITGO Petroleum Corporation	[CITGO LOGO] P.O. Box 4689 Houston, TX 77210-4689

September 14, 2005

Mr. Sam Susser

President and CEO

SSP

4433 Baldwin

Corpus Christi, Tx 78408

Dear Sam,

Confirming our telephone conversation earlier today, clearly the pricing formula tied to Platt’s does not work in an environment of severe refining disruption as we have just experienced with hurricane Katrina. During these periods of supply disruptions, the volume of gasoline traded between refiners on the spot market is dramatically reduced and the resultant Platt’s posting represents only the value of the incremental, thinly traded barrel and not the value of the average barrel produced and sold.

You also indicated that from your analysis, the pricing formula has not worked well for your business compared to other pricing mechanisms for the past two years. I agreed that we would work with you to determine alternative pricing mechanisms for the long term that will work well for both of our companies. In the interim, to avoid the situation that occurred during Katrina from repeating, effective September 15, 2005, we agree to modify the pricing terms for all volume lifted under your formula based contract to be either the existing formula price or CITGO’s rack posting, which ever is lower.

This interim solution on pricing will remain in effect until a new pricing mechanism is agreed to between our companies. We will also discuss what, if any, adjustments can be made for volumes lifted under the formula pricing during the price spike following hurricane Katrina as part of the negotiations on the long term pricing mechanism.

If you agree this letter captures the understanding reached during our telephone conversation, please initial and return one copy to me by fax at 832 486 1819. As always, we appreciate your business and look forward to continuing and growing our relationship long into the future.

Best Regards,

/s/ JE Thompson

Jerry Thompson

Chief Operating Officer

Agreed to SSP Partners

By:	/s/ E.V. Bonner, Jr.
E.V.P.